EXHIBIT 10.1

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AGREEMENT AND PLAN OF MERGER

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By and among

MPS ACQUISITION CORP.

as the Buyer,

A wholly-owned subsidiary of

BLUE EARTH, INC.,

and

Millennium Power Solutions, LLC

and

The Members named herein

as the Key Members,

_____________________________________________________________________

EFFECTIVE DATE August 23, 2013

_____________________________________________________________________

Section 1. Merger Transaction	2
Section 2. Merger Consideration	2
Section 3. Other Agreements	6
Section 4. Representations and Warranties of the Members	7
Section 5. Representations and Warranties of the Buyer and BBLU	20
Section 6. Survival of Representations and Warranties; Indemnification	25
Section 7. Covenants of the Members and the Company	27
Section 8. Covenants of the Buyer and BBLU	29
Section 9. Conditions Precedent to the Obligations of the Buyer and BBLU	29
Section 10. Conditions Precedent to the Members' and the Company's Obligations	31
Section 11. Conditions Precedent to Obligations of the Members, the Company, the Buyer and BBLU	32
Section 12. Deliveries	33
Section 13. [INTENTIONALLY LEFT BLANK]	34
Section 14. Subsequent Events	34
Section 15. The Buyer’s Obligations at Closing	35
Section 16. The Members' Obligations at Closing	35
Section 17. Parties in Interest	35
Section 18. Entire Agreement	35
Section 19. Governing Law	35
Section 20. Expenses	35
Section 21. Arbitration; Consent to Jurisdiction	35
Section 22. Severability	36
Section 23. Notices	37
Section 24. Non-Waivers	38
Section 25. Assignment	38
Section 26. Disclosure	44
Section 27. Definitions	38
Section 28. Further Assurances	41
Section 29. Headings	41
Section 30. Counterparts	41

i

Exhibits	Description

Exhibit 3(a)	Form of Lock Up Agreement
Exhibit 3(b)(i)	Form of Employment Agreement
Exhibit 3(b)(ii)	Form of Non-Competition Agreement
Exhibit 12(b)	Certified Documents of Buyer/BBLU delivered to the Company

Schedules	Description

Schedule A	Member list
Schedule 3(c)	Employee Options
Schedule 4(n)	Real Property Owned or Leased; Personal Property Leased
Schedule 4(o)	Material Contracts
Schedule 4(p)	Proprietary Rights
Schedule 4(u)	Insurance Policies
Schedule 4(v)	Rights of Third Parties
Schedule 4(aa)	Employee Policies
Schedule 4(bb)	Governmental Licenses
Schedule 4(ff)	Interest in Other Entities

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of August 23, 2013 (the “Signing Date”) by and among Millennium Power Solutions, LLC, an Oregon limited liability company (the "Company"); Blue Earth, Inc., a Nevada corporation ("BBLU") and MPS Acquisition Corp. (the "Buyer"), a newly formed Oregon corporation; and Tim Hysell and Dan Sisson (the “Key Members”).

W I T N E S S E T H:

WHEREAS, the Company is in the business of providing a broad range of comprehensive energy solutions, including the design, construction and implementation of energy saving projects and comprehensive maintenance and service programs;

WHEREAS, the Company and BBLU entered into a Letter of Agreement dated January 28, 2013, which terminated on its own terms effective March 1, 2013;

WHEREAS, the Company and BBLU resumed discussions and entered into a new Binding Letter of Agreement made effective August 12, 2013;

WHEREAS, the members of the Company (the “Members”) and the Buyer wish to exchange securities as set forth on Schedule A, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Buyer and BBLU have determined that the Merger (defined below) is consistent with and in furtherance of its long-term business strategy and fair to, and in the best interests of the Buyer, BBLU and their respective stockholders;

WHEREAS, the Members of the Company have determined that the Merger is consistent with and in furtherance of its long-term business strategy and fair to, and in the best interests of the Company;

WHEREAS, the Board of Directors of each of BBLU (on its own behalf and as the sole stockholder of Buyer), Buyer and the Company have each adopted resolutions approving this Agreement and the Merger of the Buyer with and into the Company (the “Merger”), resulting in the cancellation of all of the stock of the Buyer and with the Company continuing as the surviving entity in the Merger in accordance with the Oregon Business Corporation Act (“OBC”), upon the terms and conditions set forth in this Agreement;

WHEREAS, each outstanding Membership Interest of the Company (the “Company Membership Interests”) shall be exchanged for the Merger Consideration (as defined herein); and

WHEREAS, for U.S. federal income tax purposes, the Company has previously elected to be treated as an association taxed as a corporation and it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(b) of the Code.

NOW THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

Section 1.

Merger Transaction.

(a)

The Merger.  Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the OBC.  At the Effective Date (defined below), upon the terms and subject to the conditions of this Agreement, Buyer shall be merged with and into the Company in accordance with the OBC and the separate existence of Buyer shall thereupon cease and the Company, as the surviving entity in the Merger (the “Surviving Company”), shall continue its existence under the laws of Oregon as a wholly-owned subsidiary of BBLU.

(b)

Closing; Effective.

The Closing of the Merger (the “Closing”) shall take place upon the execution of this Agreement at the offices of the Company or at such other location as may be agreed to by the parties, at 10:00 A.M. (the “Closing Date”), or at such other date, time or location as may be agreed to by the parties.  The effective date shall be the commencement of business on the day following the Closing Date (the “Effective Date”).

Subject to the provisions of this Agreement, at the Closing, the parties shall file with the Secretary of State of Oregon Articles of Merger which include a Plan of Merger (the “Certificate of Merger”) in accordance with the OBC executed in accordance with the relevant provisions of the OBC and shall make all other filings or recordings required under such law in order to complete the Merger.  The Merger shall be completed at such time as the Certificate of Merger is duly filed with the Secretary of State of Oregon (the “Merger Date”) and for all other purposes as of the close of business on the Closing Date.

(c)

Succession.  At the Merger Date, the Company shall succeed to all of the rights, privileges, debts, liabilities, powers, properties and contract rights of the Buyer in the manner of and as more fully set forth in the OBC.

Section 2.

Merger Consideration.  At the Effective Date, by virtue of the Merger and without any action on the part of the Members, the Company's Units shall be exchanged, through the Buyer pursuant to this Agreement, for a total of 3,676,941 restricted shares of voting common stock of BBLU ("BBLU Shares") and the issuance of additional BBLU Shares as included in item (b) below (together, the “Merger Consideration”) pursuant to the terms and conditions of this Agreement.  The Merger Consideration is based, in part, on the acquisition of 11,136,197 Class B Units and may be adjusted at Closing if the number of Units is different.  The non-contingent Merger Consideration shall be issued as follows:

(a)

The issuance of BBLU Shares, shall be issued as follows to holders of Class A Units of the Company (“Class A Units”), holders of Class B Units of the Company (“Class B Units”) and Investment Advisers, who are identified in Schedule A.

(i)

1,755,926 BBLU Shares issued to the Class A Unit Member to purchase the 16,000,000 Class A Units.

(ii)

1,833,219 BBLU Shares issued to the Class B Unit Members to purchase the 11,136,197 Class B Units.

(iii)

87,796 BBLU Shares per the instruction of the Members issued directly to the Investment Advisers.

(b)

Contingent Earn-Out Payment

BBLU shall issue to the Class A Unit Member BBLU Shares valued in the aggregate at up to $3,572,199.48 (the “Earn-Out Payout”), issued in quarterly payouts over the next ten (10) years following the Closing Date (the “Earn-Out Period”).  The quarterly Earn-Out Payout shall equal the greater of the Minimum Earn-Out Payment (defined below) or ten (10%) percent of the Profits (as defined below) of the Surviving Company on a stand-alone basis up to the total of the full Earn-Out Payment. “Profits” shall mean the net earnings, after returns, discounts and allowances of the Surviving Company (as a separate wholly owned subsidiary) as of the end of a fiscal quarter, as determined by BBLU auditors in accordance with generally accepted accounting principles in the United States applied consistently throughout the Earn-Out Period; provided, however, that “Profits” shall be calculated before any BBLU deductions, expense charges, or SG&A allocations or other BBLU overhead allocations. Profits shall be calculated on the Surviving Company’s performance, without including the operating revenues and expenses of other business units of BBLU.

A quarterly Earn-Out Payment shall be issued to the Class A Unit Member in BBLU Shares to be issued within thirty (30) days after the end of each fiscal quarter during the Earn-Out Period except for the fourth quarter, which shall have a different time to coincide with annual audits.  The BBLU Shares shall be valued at the ten (10)-day average closing price of BBLU Common Stock immediately prior to the date of the issuance of such BBLU Shares. On or before the earlier of fifteen (15) days following the end of each fiscal quarter, the Company shall deliver to BBLU their Profit calculations based upon the financial statements of the Company as a stand-alone entity within 15 days of the end of the quarter.  BBLU shall deliver to the Class A Unit Member an acceptance of the Company calculation of the Profits for such quarter or a revised calculation of the Profits within 25 days of the end of the quarter. If there are differences the Company and BBLU shall resolve such differences by the 30th day after the end of the quarter and a calculation of the shares to be issued as an Earn-Out Payment for such quarter, the amount of the quarterly Earn-Out Payment, and a copy of the Surviving Company's financial statements as of the last day of such quarter (collectively, the “Earn-Out Calculation”).  The Earn-Out Calculation for each quarter in such fiscal year shall become final and shall be deemed conclusively accepted by all parties when the audited numbers are filed for each fiscal year. The quarterly calculations shall be subject to correction and a true up on the basis of the audited numbers. The timeline for issuing shares at the end of the fourth quarter, which shall include any true ups for accounting adjustments to previous quarters made during the audit, shall be within five days of the issuance of the audit.  The Parties acknowledge and agree that the financial numbers originate from the Company as a business unit of BBLU and that any adjustments will be made in accordance with GAAP rules as required for BBLU to report as a public company, consequently the audited year end numbers shall be the considered final and binding on all parties. This Agreement and, in particular, the Earn-Out Payment, shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

(c)

Tender of Payment for Certificates.

(i)

Exchange of the Company Certificates.  In consideration of the Merger Consideration, in the event the Company’s Membership Interests are certificated, the Members shall surrender at the Closing certificates with powers endorsed in blank (the “Certificates”) for the Company Membership Interests.  Until surrendered as contemplated by this Section 2(d), each Certificate shall be deemed at any time after the Closing to represent only the right to receive its pro rata portion of the Merger Consideration as contemplated by Section 1 hereof.

(ii)

Options, Warrants and Treasury Stock.  All outstanding options, warrants and other convertible securities and any Company Membership Interests owned and held in treasury by the Company, shall be surrendered at the Closing and retired by the Company.  All securities of the Company other than the Company Membership Interests shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)

Transfer Books; No Further Ownership Rights in the Membership Interests.  At the Signing Date, the transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Membership Interests on the records of the Company by the Members.  From and after the Signing Date the holders of Certificates, if any, evidencing ownership of the Company Membership Interests outstanding immediately prior to the Closing shall cease to have any rights with respect to such Company Membership Interests, except as otherwise provided for herein or by applicable law.  If, after the Closing, Company Membership Interests are presented to the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2(d).

(iv)

Directors and Officers.  At the Closing, the officers of the Company immediately prior to the Closing shall be the officers of the Company per the terms of their employment agreements.  The Board of Directors of the Company shall elect the officers of the Company until the expiration of their respective terms and until their successors have been elected and qualified.  The Board of Directors of the Company after the Closing Date shall consist of Tim Hysell and Dan Sisson from the Company and two directors selected by BBLU, Rob Potts and Johnny Thomas.

(v)

Other Effects of Merger.  At and after the Effective Date, title to all property owned by each of the Company and the Buyer shall vest in the Surviving Company without reversion or impairment, and the Surviving Company shall automatically have all of the liabilities of each of the Company and the Buyer.  The Merger shall have all further effects as specified in the applicable provisions of the OBC.

(vi)

Taking of Necessary Action; Further Action.  If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Buyer, the officers and directors of the Surviving Entity are fully authorized in the name of the Buyer or BBLU or otherwise to take, and will take, all such lawful and necessary action.

(vii)

Certificate of Formation; Operating Agreement.

At the Effective Date, the Articles of Organization (the "Certificate of Formation") of the Company, as in effect immediately prior to the Effective Date, shall be the Certificate of Formation of the Surviving Company until thereafter amended, as provided by law.

At the Effective Date, the Operating Agreement of the Company, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Company until thereafter amended.

(viii)

Intent.  The parties intend that, for federal income tax purposes, the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368 (a)(2)(E) of the Code, and that this Agreement constitutes a plan of reorganization within the meaning of Section 368(b) of the Code.  Each party shall treat the Merger consistently with the foregoing, including filing the information and maintaining the records required by Treasury Regulations Section 1.368-3, and shall not take any position inconsistent therewith.  No party shall take any action that would cause the Merger not to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

(ix)

Effective Date of the Merger.  In the event that the Merger is consummated, the parties hereto agree that the Merger shall be accounted for as if such Merger had occurred on the Effective Date.  In the event that the Merger is consummated, BBLU shall realize any operating profit or loss from the operation of the business of the Company after the Effective Date.

Section 3.

Other Agreements.

(a)

Lock-Up of BBLU Shares.

The resale of BBLU Shares by the Members and Key Employees (collectively, “Sellers”) shall be pursuant to the terms of the Lock-Up Agreements, in the form of Exhibit 3(a) attached hereto (the “Lock-Up Agreement”) in compliance with the terms and conditions of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and according to the following terms and conditions:

All of the Membership Interests (1,755,926) received by the Class A Unit Member, PSI Acquisition, LLC (“PSI”), shall not be eligible for sale until one year from the Effective Date (the “Lock-up Period”).  Thereafter, PSI or permitted assignees, shall be allowed to sell 10,355 shares per week on a non-cumulative basis for 52 weeks and then PSI shall be allowed to sell 20,710 shares per week on a non-cumulative basis for 52 weeks, thereafter there shall be no restrictions or limitations by Buyer on the selling of shares by PSI, or its assigns.

The 1,833,219 BBLU Shares received by Class B Unit Members shall not be eligible for sale prior to six months from the Effective Date.  Those Class B Unit Members shall enter into lock-up agreements in accordance with the terms of the first paragraph of this Section 3. During months 7-12 after the Effective Date, the Class B Unit Members shall each be allowed to sell 10% per month of the number of shares issued to them at closing on a non-cumulative basis. After that date there shall be no limitation or restrictions by BBLU on the selling of said BBLU Shares.

The 80,000 BBLU Shares received by Key Employees pursuant to Section 3(d) below shall not be eligible for sale prior to one year from the Effective Date.  After that date there shall be no limitation or restrictions by the Buyer on the selling of said BBLU Shares.  Key Employees shall be required to sign a lock up agreement in conjunction with the receipt of the shares.

BBLU may permit and assist Sellers in making sales of shares during the Lock-up Period if they so desire, when opportunities are available as set forth in the Lock-up Agreement.

The limitations set forth in the Lock-Up shall apply to the Sellers as an individual or entity, therefore the shares eligible for sale by each individual or entity shall be prorated based upon their ownership.  Any sales of BBLU Shares in violation of the Lock-Up by a Seller shall constitute an event of default under the Lock-Up for that Seller and all proceeds in excess of the Merger Consideration from the sale of all BBLU Shares by that Seller, regardless of whether such proceeds derive from sales made prior to, concurrent with or subsequent to such event of default, shall be paid to the Buyer and BBLU.

The Buyer and BBLU reserve the right to waive the lock-up limitations and/or resale limitations set forth in the Lock-Up Agreement, in whole or in part.

(b)

Employment and Non-Competition Agreements.  In addition to the Merger Consideration as described above, at the Closing: (i) Tim Hysell, as CEO and Dan Sisson, as VP Director Research and Development of the Surviving Company, shall each enter into an Employment Agreement with the Buyer in the form annexed hereto as Exhibit 3(b)(i).

All employees of the Surviving Company, other than Members, as well as providers of contract services, will continue under existing contracts, unless amended by the Company and Buyer jointly, as may be appropriate. The employment agreements of non-Members shall contain non-compete clauses as currently exist in their employment agreements.  Those employees who do not have employment agreements will enter into a Non-Competition Agreement in the form annexed hereto as Exhibit 3(b)(ii).

(c)

Stock Options.  After Closing, all employees of the Surviving Company, except the Members, shall be eligible to receive options to purchase shares of Common Stock of BBLU under the BBLU 2009 Equity Incentive Plan, based on a formula for years of service and salary, as set forth on Schedule 3(c) attached hereto.  Schedule 3(c) shall also include a list of all Company Key Employees and the number of options being granted to each Key Employee at Closing.

(d)

Certain key employees listed on Schedule 3(c) (the "Key Employees") shall receive a total of 80,000 BBLU Shares.

Section 4.

Representations and Warranties of the Key Members.  Each of the Key Members severally and not jointly, warrants and represents to the Buyer and BBLU as follows (as used herein, “Members’ best knowledge” or “to the best knowledge of the Members” shall mean information actually known by the Key Members without due inquiry unless otherwise noted and "Company's knowledge" shall mean information actually known by the Company Manager without due inquiry unless otherwise noted):

(a)

Ownership of Membership Interests.  The Company Membership Interests are the sole voting securities of the Company and are duly authorized, validly issued, fully paid and non-assessable.  There are no options, warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, to which the Company is a party, or by which the Company is bound, relating to the issuance, voting or sale of the Company Membership Interests or any authorized but unissued equity of the Company or of any securities representing the right to purchase or otherwise receive any such equity.  To Members' best knowledge, there are no Members agreements, preemptive rights or other agreements, arrangements, groups, commitments or understandings, oral or written, to which the Company is a party that have not been disclosed to the Buyer and BBLU, relating to the voting, issuance, merger or disposition of Membership Interests of the Company or the conduct or management of the Company by its Board of Directors.

(b)

Capacity; Organization; Standing; Capitalization.  The Company has full capacity to enter into and perform under this Agreement and all other agreements and instruments to be entered into in connection with the Merger contemplated hereby, and to consummate such Merger, and no other consent or joinder of any other persons or corporations is required to consummate such Merger.  The Company has no subsidiaries.

(c)

Conflicts.  Neither the execution and delivery of this Agreement or any of the other agreements to which the Company is a party, nor the consummation or performance of the Merger will, directly or indirectly (with or without notice or lapse of time):

contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company is subject;

contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

except for any such contravention, conflict or violation which would not reasonably be expected to make illegal or materially delay or impair the consummation of the Merger, or; (A) conflict with or result in a violation or breach of (B) constitute (with or without notice or passage of time) a default under (C) result in or give any person the right of termination, cancellation, acceleration or modification in or with respect to (D) result in or give to any person any additional rights under or (E) result in the creation or imposition of an

Encumbrance upon the assets of the Company under, any Applicable Contract or other arrangement to which the Company or any of the Key Members is a party or is bound.

(d)

No Finder’s Fee.  The Company has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Merger other than the disclosed fee covered by an issuance of shares to the Investment Advisors per the terms of this Agreement.

(e)

Corporate Organization; Etc.  The Company is duly organized and validly existing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to engage it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Change on the Company, or on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Merger.  The Company is duly qualified or licensed to do business as a foreign limited liability company or corporation in good standing in the jurisdictions where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Change.  The copies of the Organizational Documents and all amendments thereto of the Company heretofore delivered to Buyer are complete and correct copies of such instruments as presently in effect.

(f)

Capitalization of Companies.  Members own in the aggregate all of the Membership Interests of the Company free and clear of all Encumbrances, other than Permitted Encumbrances or Encumbrances which will be extinguished on or prior to the Closing Date.

(g)

Authority; Execution and Delivery; Enforceability. The Company has all requisite company power and authority to execute and deliver this Agreement and to consummate the Merger.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized and approved by the Members and the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Merger.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

(h)

Legal Proceedings.

Neither the Managers or officers of the Company, nor the Company is a party to any pending litigation, arbitration or administrative proceeding or, to the Members’ best knowledge, to any investigation, and to Members’ best knowledge, no such litigation, arbitration or administrative proceeding or investigation that might result in any Material Adverse Change in the financial condition, business or properties of the Company is threatened

To Company's knowledge and to the best knowledge of Members, they have not received notice of any complaints, claims or threats, plans or intentions to discontinue commercial relations or purchases from any customer of the Company, any purchaser of goods or services from the Company, any employee or independent contractor significant to the conduct or operation of the Company or its businesses or any party to any agreement to which the Company is a party, other than in the Ordinary Course of Business for a service business serving large numbers of customers.

To the Members’ best knowledge, the Company is under no obligation with respect to the return of goods in the possession of customers.

(i)

Encumbrances.  To the Members’ best knowledge, there are no liens, mortgages. deeds of trust, claims, charges, security interests or other encumbrances or liabilities of any type whatsoever to which any of the assets of the Company (the “Fixed Assets”), and the Company’s inventory (the “Inventory”), are subject.

(j)

Financial Statements.

The audited financial statements of the Company for the time periods required by SEC regulations, together with the related notes and schedules (the “Audited Financials”), are being prepared by the Buyer and BBLU using information supplied by the Company and the Key Members pursuant to Section 12(c) below.  The unaudited financial statements delivered to Buyer by the Company as of and for the year ending December 31, 2012,  the sixth-month period ended June 30, 2013 and an interim period through August 20,2013 (the “Financials” or "Financial Statements") shall be: (A) in accordance with the books of account and records of the Company; (B) present fairly, and are true, correct and complete statements of the financial condition and the results of operations of the Company as at and for the periods therein specified, and (C) do not include or omit to state any fact which renders such financials materially misleading.

The Company shall deliver to Buyer and BBLU pursuant to Section 12(d) below, prior to the Closing Date, the unaudited consolidated balance sheet as of a date ended the last complete month prior to the Closing Date (the “Balance Sheet Date”) and the consolidated income statement for the period ended at the Balance Sheet Date (the “Unaudited Financials”) and a copy of the bank statements with balances at the Closing Date.  The Unaudited Financials give a true and fair view, in all significant aspects, of the consolidated balance sheet position of the Company as at the Balance Sheet Date, and its consolidated results, and the Company shall use its best efforts to have them contain sufficient and appropriate information for its adequate interpretation and comprehension according to U.S. GAAP.  Buyer and the Company recognize that the records as delivered to Buyer may require adjustments to be in accordance with GAAP. Buyer shall work with the Company and Key Members to make said adjustments using the information provided by the Company.

No Unknown Liabilities, Etc.  As of the Balance Sheet Date, the Company had no liability or obligation of any nature (absolute, accrued, contingent or otherwise) not otherwise disclosed herein which is not fully reflected or reserved against in the Balance Sheet, which should have been shown or reflected in the Balance Sheet.  There has been no material change in the assets (other than cash) or liabilities of the Company since the Balance Sheet Date.  The Buyer is preparing audited balance sheets and financial information using information provided by the Company on a timely basis.

Except as and to the extent shown or provided for in the Financials or the notes and schedules thereto or as disclosed in any of the Schedules to this Agreement or such current liabilities as may have been incurred since December 31, 2012 in the ordinary course of business, the Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) which might be or become a charge against the assets or liabilities of the Company; as of the Balance Sheet Date, there was no asset used by the Company in its operations that has not been reflected in the Financials and, except as set forth in the Financials, no assets have been acquired by the Company since such date except in the ordinary course of business.

Except as disclosed in the Unaudited Financials and the information provided by the Company, there has been no decrease in Members’ equity as compared with the amount shown for such Members’ equity as at the Balance Sheet Date, and no Material Adverse Change in the financial position of the Company since the Balance Sheet Date.

(k)

Tax Matters.

The Company and the Key Members have timely filed all federal, state and local income tax returns consistent with the Company K-1’s and have timely filed with all other appropriate governmental agencies all sales, ad valorem, franchise and other tax (including any real estate, personal property, or any other tax that may be due in connection with the Fixed Assets), license, gross receipts and other similar returns and reports required to be filed by the Company and its Key Members.  The Company has reported all taxable income and losses on those returns on which such information is required to be reported and paid or provided for the payment of all taxes due and payable by the Company on said returns or taxes due pursuant to any assessment received by it, including without limitation, any taxes required by law to be withheld and/or paid in connection with any officer’s or employee’s compensation or due pursuant to any assessment received by it.  The Key Members have made available to the Buyer and BBLU for inspection copies of income tax returns that are true and complete copies of the federal and applicable state, local or other income tax returns filed by the Company for all taxable years of operation for the Company, including any other open tax periods.  The Company shall bear all expenses and responsibilities for the filing of federal and applicable state, local or other income tax returns and reports of the Company for the taxable year ended December 31, 2012, but BBLU and the Company hereby covenant and agree that the Company will not file any amended income tax returns for any period without first notifying the Members.  All tax liabilities of the Company arising through the end of the taxable year ended December 31, 2012 and that are currently due have been paid.  All tax liabilities of the Company arising after December 31, 2012, and that are currently due have been paid or adequately disclosed and the properly reserved for on the books and records and financial statements of the Company.  The Members are responsible for the payment of all of their own taxes for all periods through the Closing Date.  No federal or applicable state, local or other tax return of the Key Members or the Company for any period has been or is currently under audit by the Internal Revenue Service or any state, local or other tax authorities.  No claim has been made by federal, state, local or other authorities relating to any such returns or any audit.  For purposes of this Section 4(k), the word “timely” shall mean that such returns were filed within the time prescribed by law for the filing thereof, including the time permitted under any applicable extensions.  The Key Members and the Company are not aware of any facts, which they believe would constitute the basis for the proposal of any tax deficiencies for any unexamined year.  All taxes which the Company is required by law to withhold and collect have been duly withheld and collected, and have been timely paid over to the proper authorities to the extent due and payable or they have been fully disclosed to the Buyer.

(l)

Accounts Receivable and Inventory.

Accounts Receivable.  The accounts receivable of the Company reflected in the Unaudited Financials as at the Balance Sheet Date, and the accounts receivable acquired by the Company since such date are valid subsisting claims for the aggregate amounts thereof reflected in the Unaudited Financials net of the reserves or allowances for doubtful receivables reflected in the Unaudited Financials or thereafter in the Company’s books and records uniformly maintained in accordance with the financial statements, and the Company and its Key Members know of no reason that would make such accounts receivable, net of such amounts as the Company has reserved on its books as of the Balance Sheet Date, taken as a whole not collectible.

Inventory.  The inventory of the Company reflected in the Financials as of June 30, 2013 and the inventory acquired by the Company since such date (a) has been purchased in the ordinary course of business, (b) has been fully paid for unless otherwise reflected in the Financials, (c) is marketable or adequate provision for obsolescence has been provided and (d) Key Members know of no reason that would make such inventory, net of such amounts as the Company has reserved on its books as of June 30, 2013, taken as a whole, not marketable.

(m)

Title and Condition of Properties.  The Company does not own any real property. The Company has good, marketable title to all properties and assets, real and personal, tangible and intangible, reflected in the Unaudited Financials and all properties acquired subsequent to the Balance Sheet Date, which have not been disposed of in the ordinary course of business. Said property is subject to no mortgage, lien, deed of trust, claim, security interest, liability, conditional sales agreement, easement, right-of-way or any other encumbrance except as may be filed in the Ordinary Course of Business.

(n)

Schedule 4(n) of this Agreement contains an accurate list of all leases and other agreements under which the Company is lessee of any personal property.  Each of the listed leases and agreements is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto.

All personal property, machinery and equipment which are material to the business, operations or condition (financial or otherwise) of the Company is in operating condition and, subject to routine maintenance and ordinary wear and tear, have been maintained in accordance with reasonable industry standards and is suitable for the purpose for which it is used.  To the Members' best knowledge, neither the Key Members nor the Company is aware of or have received notice of, the violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement in force on the date hereof relating to the Company’s business or its owned or leased real or personal properties, with which the Company has not complied or is in the process of complying as may be appropriate.

The Buyer has purchased certain equipment from a Member subject to a separate agreement.

(o)

Description of Material Contracts.  Schedule 4(o) of this Agreement contains a complete and correct list as of the date hereof of certain contracts, commitments, obligations and understanding which are not set forth in other Schedules delivered hereunder, of the following types written or oral to which the Company is a party, under which it has any rights or by which it or any of its properties is bound, as of the date hereof: (a) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (b) employment and consulting agreements with annual compensation in excess of $50,000; (c) collective bargaining agreements; (d) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding); (e) sales agency, manufacturer’s representative or distributorship agreements; (f) agreements, orders or commitments for the purchase by the Company of materials, supplies or finished products exceeding $25,000 in the aggregate from any one person; (g) agreements, orders or commitments for the sale by the Company of its products or services exceeding $25,000; (h) agreements or commitments for capital expenditures in excess of $25,000 for any single project (it being warranted that the commitment for all undisclosed contracts for such agreements or commitments does not exceed $25,000 in the aggregate); (i) agreements relating to research; (j) agreements relating to the payment of royalties; (k) brokerage or finder’s agreements; (l) joint venture agreements; and (m) other agreements, contracts and commitments which individually or in the aggregate for any one party involve any expenditure by the Company of more than $25,000.

The Company has made available to the Buyer and BBLU copies of all written agreements, contracts, commitments, obligations and undertakings, together with all amendments thereto that are in its possession, listed on the Schedules hereto.  Except as listed on Schedule 4(o), all such agreements, contracts, commitments, obligations and undertakings are in full force and effect and, all parties to, or otherwise bound by, such agreements, contracts, commitments, obligations and undertakings have performed all obligations required to be performed by them to date and the Company is not in default and no event, occurrence, condition or act exists which gives rise to (or which with notice or the lapse of time, or both, could result in) a default or right of cancellation, acceleration or loss of contractual benefits under, any such contract, agreement, commitment, obligation or undertaking.  To Member's best knowledge, there have been no threatened cancellations thereof, and there are no outstanding disputes, other than in the Ordinary Course of Business under any such contract, agreement, commitment, obligation or undertaking.  To the Key Members’ best knowledge, except as set forth on Schedule 4(v), no consent of any party is required under any such contract, agreement, commitment, obligation or undertaking, which would make such agreements not binding and in full force and effect as of the Closing Date.  Any contracts, agreements, leases or commitments held in the name of any of the Key Members and set forth in the Schedules hereto shall be assigned to either the Buyer or the Company prior to the Closing Date.

To the Members’ best knowledge, except as set forth on Schedule 4(o), each contract, lease, instrument and commitment required to be described in the Schedules hereto is, on the date hereof, and will be at the Closing, in full force and effect and is and will constitute a valid and binding obligation of the Company and the respective parties to such agreements, and there is not, under any such contract, lease, instrument or commitment, any existing default by the Company or such other parties or any event that, with notice, lapse of time or both, would constitute a default by the Company or such other parties in respect of which adequate steps have not been taken to cure such default or to prevent a default from occurring or continuing.  Any contracts, leases or commitments held in the names of any of the Members and listed on the Schedules shall be assigned either to the Buyer or the Company prior to the Closing Date.

To the Members’ best knowledge, the material suppliers, customers and clients of the Company will continue to supply and purchase from the Company after the Closing, except as may change in the Ordinary Course of Business.

(p)

Proprietary Rights.

To the Members’ best knowledge, the Company owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights used in or necessary for the conduct of the Company’s business as conducted to the date of this Agreement, including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of the Company’s World Wide Web sites or any product or service which has been or is being distributed or sold by the Company or currently is under development by the Company (collectively,  the "Company Products"), free and clear of all liens, claims and encumbrances (including without limitation linking, licensing and distribution rights (all of which are referred to as "Company Proprietary Rights").  In addition, the Company is not aware of any legal restrictions or impediments that would prevent the Company from conducting its business as currently conducted. Schedule 4(p) of this Agreement contains an accurate and complete in all material respects (i) description of all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, Internet domain names and registered copyrights in or related to the Company Products or otherwise included in the Company Proprietary Rights and all applications and registration statements therefor, including the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which any such application of such issuance and registration has been filed, (ii) list of all licenses and other agreements with third parties (the "Third Party Licenses") relating to any material patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights that the Company is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate in Company Products (such patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights are collectively referred to as the "Third Party Technology") and (iii) list of all licenses and other agreements with third parties relating to any material information,  compilations, data lists or databases that the Company is licensed or otherwise authorized by such third parties to use, market, disseminate, distribute or incorporate in Company Products.  To the best of the Key Members’ knowledge, all of the Company's patents, copyrights, trademark, trade name or Internet domain name registrations related to or in the Company Products are valid and in full force and effect; and consummation of the Merger contemplated by this Agreement will not alter or impair any such rights.  To the best of the Key Members’ knowledge, no claims have been asserted or threatened against the Company (and the Company is not aware of any claims which are likely to be asserted or threatened against the Company or which have been asserted or threatened against others relating to Company Proprietary Rights or Company Products) by any person challenging the Company's use, possession, manufacture, sale or distribution of Company Products under any Company Proprietary Rights (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto (including, without limitation, the Third Party Licenses) or alleging a violation of any person's or entity's privacy, personal or confidentiality rights.  To the best of the Key Members’ knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by the Company of any of the Company Products.  To the Key Members’ best knowledge, none of the Company Products nor the use or exploitation of any Company Proprietary Rights in its current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name and the Company has not been sued in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition.

To the Members’ best knowledge, the Company has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the Company Products or any adaptations, translations, or derivative works based on the Company Products or any portion thereof, except as listed on Schedule 4(p).  The Company has not knowingly granted any third party any right to allow users of the Company's World Wide Web site to link to other World Wide Web or Internet sites.  Except with respect to the rights of third parties to the Third Party Technology, no third party has any express right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Company Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

The Company has at all times used commercially reasonable efforts customary in its industry to treat the Company Proprietary Rights related to Company Products as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as intended or reasonably likely to cause the loss of such trade secrets by release into the public domain.

To the Company's knowledge, no employee, contractor or consultant of the Company is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with the Company or, to the Company's knowledge, any other party because of the nature of the business conducted by the Company.

To the Members’ best knowledge, each key person presently employed by the Company (including independent contractors, if any) with access authorized by the Company to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to Buyer or its representatives with the Material Contracts.

No material product liability or warranty claims have been communicated in writing to or to the Members’ best knowledge, threatened against the Company.

To the Company's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Company Proprietary Rights, or any Third Party Technology to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company.  The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Proprietary Rights, other than indemnification provisions contained in purchase orders arising in the ordinary course of business or the general indemnification provision in the Company's Operating Agreement.

The Company has taken steps customary and reasonable in the industry to protect and preserve the confidentiality and proprietary nature of all Intellectual Property and other confidential information not otherwise protected by patents, patent applications or copyright ("Confidential Information").

(q)

Default; Violations or Restrictions.  Except as otherwise disclosed in the Schedules, the execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by the Company in connection with the Merger contemplated hereby will not (or with the giving of notice or the lapse of time or both would) result in the breach of any term or provision of the Certificate of Formation or Operating Agreement of the Company or violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of contractual benefits to the Company, under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal or any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation by which the Company or is a party or by which either of them may be bound, or require any consent, approval or notice under any law, rule or decree or any such document or instrument; or result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Company’s assets or interfere with or otherwise adversely affect the ability to carry on the business of the Company after the Closing Date on substantially the same basis as it is now conducted by the Company.

(r)

Court Orders and Decrees.  The Company has not received written or oral notice that there is outstanding, pending or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Company, the Company Membership Interests or any of the Company’s assets.  The Company is in compliance in all material respects with all applicable Federal, state, county, municipal (or of any subdivision thereof) laws, regulations and administrative orders in force at any applicable time to which the Company may be subject.

(s)

Books and Records.  Since inception the books and records of the Company are, in all material respects, complete and correct and have been maintained in accordance with good business practice.  True and complete copies known to Members of the Certificate of Formation and Operating Agreement of the Company and all amendments thereto and true and complete copies of all minutes, resolutions, Membership Interests transfer records of the Company and, to the extent the Membership Interests are certificated, Membership Interests certificates of the Company since inception are contained in the minute books and transfer books that have been made available to the Buyer and BBLU for inspection and will be delivered to the Buyer at the Closing.  The minute books, certificate books, transfer records and such other books and records as may be requested by the Buyer, as exhibited to the Buyer, BBLU, and their representatives, are complete and correct in all material respects, since inception.

(t)

Pension and Welfare Plans.  The Company does not have in effect any pension, profit sharing or other employee benefit plan described under Section 4(2)(A) of the Employee Retirement Income Security Act of 1974, as amended.

(u)

Insurance.  Schedule 4(u) of this Agreement contains a correct and complete description of all policies of insurance by or on behalf of the Company in which the Company is named as an insured party, beneficiary or loss payable payee.  The Company has at all times prior to the date hereof maintained and will at all times prior to the Closing Date maintain insurance coverage with respect to its properties, in respect of liabilities and risks prudently insured against.  The policies described in Schedule 4(u) of this Agreement are outstanding and in force as of the date hereof.

(v)

Rights of Third Parties.  Other than as disclosed in Schedule 4(v) of this Agreement attached, or specifically provided for in this Agreement, the Company has not entered into any material leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of the Company, and no person or other corporation has any right to possession, use or occupancy of any of the property of the Company, except as customary and normal for the business.

(w)

Powers of Attorney.  To the Members’ best knowledge, there are no persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company.

(x)

Labor Matters.  The Company is not a party to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or to the best of the Members’ knowledge, threatened any labor disputes, strikes or work stoppages that may have a material adverse effect upon the continued business or operation of the Company.  To the Members’ best knowledge, the Company: (i) is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not engaged in any unfair labor practices.

(y)

Relationships with Vendors and Customers.  To the Members’ best knowledge, the Company and the Members have no knowledge of any present or future conditions or state of facts or circumstances, which would materially adversely affect the

Company after the Closing Date.  To the Members’ best knowledge, the Company’s relationships with its customers, clients and vendors are satisfactory, and the Company and the Members have no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships including, but not limited to, the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company, or Buyer (whether as a result of the consummation of the Merger contemplated hereby or otherwise).  To the Members’ best knowledge, the Company has not received any indication from any material supplier of the Company to the effect that such supplier (i) is planning to implement any material price changes other than in the ordinary course of business or will stop or (ii) is terminating, canceling or threatening to terminate or cancel any commitments, contracts or arrangements with the Company, and there are no disputes with any material supplier of the Company.  To the Company's knowledge and the Members' best knowledge, there are no material outstanding claims of any of its customers or clients, pending or threatened against the Company, except for aged accounts payables claims. To the Company's knowledge and the Members' best knowledge, there are no present or future condition or state of facts or circumstances which would prevent the business of the Company from being carried on by the Buyer after the Closing Date in essentially the same manner as it is presently being carried on.

(z)

Approvals and Authorizations.  The Company has obtained all necessary consents, approvals and authorizations in connection with the Merger contemplated hereby which are required by law or otherwise in order for the Company to continue to carry on its business, in essentially the same manner as it is presently being carried on, following the Closing Date.

(aa)

Compensation Plans. To the extent the plans or programs exist, the employee policies in Schedule 4(aa) of this Agreement contain a correct and complete description of all material compensation plans and arrangements: bonus and incentive plans and arrangements; deferred compensation plans and arrangements; stock purchase and stock option plans and arrangements: hospitalization and other life, health or disability insurance or reimbursement programs: holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, policy manuals and any other plans or arrangements providing for benefits for employees of the Company.

(bb)

Governmental Licenses.  Schedule 4(bb) of this Agreement contains a correct and complete list of all material governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are (i) necessary for the operation of the Company, and (ii) required in connection with Members’ execution, delivery or performance of this Agreement, all of which have been obtained by the Company and are in full force and effect.

(cc)

Compliance With Laws.

To the Members’ best knowledge, the operations and activities of the Company have previously and continue to comply with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the “Laws”), as in effect on or before the date of this Agreement except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect, including, without limitation, all rules and regulations of the Occupational Safety and Health Administration.  To Members’ best knowledge, the conduct of the business of the Company as presently conducted does not violate any Laws. The Company has received no written notice or communication from any third party asserting a failure to comply with any Laws, nor has the Company received any written notice that any authority or third party intends to seek enforcement against the Company to compel compliance with any such Laws.

There are no existing claims or to Members’ best knowledge, threatened claims against the Company, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of the Company of any Hazardous Material, including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act (“CERCLA”), any so-called “Super Fund” or “Super Lien” law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.  "Hazardous Material" means any toxic or hazardous substance, hazardous material, dangerous or hazardous waste, dangerous good, radioactive material, petroleum or petroleum-derived products or by-products, or any other chemical, substance, material or emission, that is regulated, listed or controlled pursuant to any national, state, or local law, statute, ordinance, directive, regulation or other legal requirement of the United States ("U.S.").

To the Members’ best knowledge, since the date first acquired or leased by the Members or the Company, the Members and Company have not placed any Hazardous Material on or under the real property owned or leased by the Company and, to the best of Members’ knowledge, there has been no Hazardous Material on or under the real property owned or leased by the Company.

Neither the Company nor the Members, nor to the Members' best knowledge, any officer, employee or agent of the Company acting on its behalf, nor any other person acting on its behalf, has, directly or indirectly, within the past three (3) years given or received or agreed to give or receive any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed acquisition) which (i) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given or received in the past might have had a material adverse effect on the assets, business or operation of the Company, or (iii) if not continued in the future, might have a material adverse effect the assets, the business or the operations or prospects of the Company, or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

(dd)

No Additional Agreements.  The Company does not have any agreement or understanding with any Members with respect to the Merger contemplated by this Agreement other than as specified in this Agreement or disclosed on the Schedules attached hereto.

(ee)

Disclosure.  The Company confirms that neither it nor any person acting on its behalf has provided any Members or their respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed Merger hereunder may constitute such information and except for information that will be disclosed by BBLU under a Current Report on Form 8-K.  The Company understands and confirms that the Members will rely on the foregoing representations and covenants in effecting the Merger.  All disclosure provided to the Members regarding the Company, its business and the Merger contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ff)

Relationships With Related Persons.  Except as otherwise set forth in Schedule 4(ff) of this Agreement, and except through or related to its ownership of the Company Membership Interests, neither the Key Members nor any Affiliate of the Members has any outstanding Contract with the Company.

(gg)

Guarantees.  To the Members’ best knowledge, the Members have not personally guaranteed any of the obligations of the business of the Company.

(hh)

Benefits.  To the Members’ best knowledge, all information on accrued holiday, vacation, sick or other compensation or benefits to which employees of the Company are entitled to receive from the Company have been provided by the Company, so they can be set forth on the Audited Financials to the extent Buyer determines such accruals are required to be accrued in accordance with GAAP.  The Company has employee policies, which sets forth the Company’s policies with respect to its employees, and there are no policies other than as set forth in the employee policies in Schedule 4(hh) of this Agreement.

(ii)

Schedules.  To the Members’ best knowledge, the Members and the Company have delivered to the Buyer and BBLU complete and correct schedules in all material respects (the “Schedules”), in form and substance reasonably acceptable to the Buyer and BBLU, as of the date of this Agreement.

(jj)

No Legal or Tax Advice.  Members are not relying on any legal or tax advice from BBLU or the Buyer in connection with the Merger contemplated by this Agreement.

(kk)

Accuracy.  To the Members’ best knowledge, no representation, warranty, covenant or statement by the Members or the Company in this Agreement, including the Schedules and Exhibits attached hereto and the certificates furnished or to be furnished to the Buyer and BBLU pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

Section 5.

Representations and Warranties of the Buyer and BBLU.  Each of Buyer and BBLU jointly and severally warrants and represents to the Members as follows:

(a)

Capacity.  Each of the Buyer and BBLU has full right, power and capacity to execute, deliver and perform its obligations under this Agreement and the other documents required to be executed by the Buyer or BBLU in connection herewith and to consummate the Merger contemplated hereby. The execution and delivery of this Agreement does not, and the consummation of the Merger contemplated by this Agreement will not, constitute a breach of any term or provision of the Certificate of Incorporation or By-laws of the Buyer or BBLU or constitute a default under any material law, rule, regulation, indenture, instrument, mortgage, deed of trust, or other agreement or instrument to which the Buyer or BBLU is a party or by which either is bound.

(b)

Organization.

The Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon, and the Buyer has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. The Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

BBLU is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. BBLU is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

(c)

Authority; No Conflict.

This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity.  The execution and delivery by the Buyer and BBLU of this Agreement and the consummation by the Buyer and BBLU of the Merger have been duly authorized and approved by the Board of Directors of the Buyer and BBLU and no other corporate proceedings on the part of the Buyer and BBLU are necessary to authorize this Agreement and the Merger.  Upon the execution and delivery by it of the Other Agreements to which Buyer is a party and the execution and delivery thereof by each other party thereto, such Other Agreements will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity.  Buyer has the power, authority and capacity to execute and deliver this Agreement and the Other Agreements to which it is a party and to perform its respective obligations under this Agreement and such Other Agreements.

Neither the execution and delivery of this Agreement or any of the Other Agreements, nor the consummation or performance of the Merger will, directly or indirectly (with or without notice or lapse of time):

contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Buyer is subject; or

conflict with or result in a violation or breach of (b) constitute (with or without notice or passage of time) a default under (c) result in or give any person the right of termination, cancellation, acceleration or modification in or with respect to (d) result in or give to any person any additional rights under or (e) result in the creation or imposition of an Encumbrance upon the assets of the Buyer under any agreement or other arrangement to which Buyer is a party or is bound; or

contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer.

Neither the Buyer nor BBLU is or will be required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any of the Other Agreements or the consummation or performance of the Merger.

(d)

Capital Structure.  As of the Closing Date the authorized capital stock of BBLU shall consist of 100,000,000 shares of Common Stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share.  As of August 20, 2013 (i) 47,734,965 shares of BBLU’s Common Stock were issued and outstanding, (ii) 1,236,402 shares of preferred stock were outstanding and convertible into 12,314,020 shares of Common Stock (ii) no shares of BBLU’s Common Stock or preferred stock are held by BBLU in its treasury; and (iii) warrants to purchase an aggregate of 26,607,806 shares of Common Stock are issued and outstanding and additional warrants are reserved for issuance upon the payment of dividends on the Preferred Stock.  Except as set forth above, no shares of capital stock or other voting securities of BBLU were issued, reserved for issuance or outstanding on the Closing Date.  All outstanding shares of the capital stock of BBLU are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, BBLU’s Articles of Incorporation, BBLU’s By-laws or any Contract to which BBLU or Buyer is a party or otherwise bound.  There are no other commitments, Contracts, arrangements or undertakings of any kind to which BBLU or Buyer is a party or by which any of them is bound (i) obligating BBLU or Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Buyer, (ii) obligating BBLU or Buyer to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of BBLU. As of the date of this Agreement, there are not any outstanding contractual obligations of BBLU to repurchase, redeem or otherwise acquire any shares of capital stock of BBLU.  BBLU is not a party to any agreement granting any security holder of BBLU the right to cause the Buyer to register shares of the capital stock or other securities of BBLU held by such security holder under the Securities Act, other than the pending registration statement.  The BBLU Shares to be issued pursuant to this Agreement as well as under the BBLU 2009 Equity Incentive Plan will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

(e)

Consents and Approvals. No governmental license, permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the execution, delivery or performance of this Agreement by the Buyer or BBLU. Each of the Buyer and BBLU shall execute, deliver and perform its obligations under this Agreement, and no consent or other approval of any other party is required to be obtained by the Buyer or BBLU in connection with the Mergers contemplated hereby.

(f)

Binding Obligation.  This Agreement has been duly executed and delivered by the Buyer and BBLU and constitutes the legal, valid and binding obligation of the Buyer and BBLU, enforceable against the Buyer and BBLU in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally. All action of the Board of Directors of the Buyer and BBLU and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger contemplated hereby have been duly and validly taken.

(g)

Brokers: Finders.  No agent, broker, investment banker, person or firm acting on behalf of the Buyer or BBLU or any firm or corporation affiliated with the Buyer or BBLU or under the authority of either the Buyer or BBLU is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with the Merger contemplated hereby except for the share issuance referenced herein.

(h)

Accuracy.  No representation, warranty, covenant or statement by the Buyer or BBLU in this Agreement, including the Schedules and Exhibits attached hereto and the certificates furnished or to be furnished to the Members pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

(i)

SEC Documents; Undisclosed Liabilities.

BBLU has filed all reports, schedules, forms, statements and other documents required to be filed by BBLU with the SEC since September 11, 2010 pursuant to Sections 13(a), 14 (a) and 15(d) of the Exchange Act (the "BBLU SEC Documents").

As of its respective filing date, each BBLU SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such BBLU SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any BBLU SEC Documents has been revised or superseded by later filed BBLU SEC Documents, none of the BBLU SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of BBLU included in the BBLU SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of BBLU and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Except as set forth in the BBLU SEC Documents and/or incurred in the Ordinary Course of Business, BBLU has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of BBLU or in the notes thereto.

(j)

Absence of Certain Changes or Events.  Except as disclosed in the BBLU SEC Documents, from the date of the most recent audited financial statements included in the BBLU SEC Documents to the date of this Agreement, Buyer has conducted its business only in the Ordinary Course of Business:

(k)

Litigation.  Except as disclosed in the BBLU SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of BBLU or Buyer, threatened against or affecting BBLU or Buyer (and BBLU and Buyer are not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a BBLU or Buyer material adverse effect, nor is there any Judgment outstanding against BBLU or Buyer that has had or would reasonably be expected to have a material adverse effect on BBLU or Buyer.

(l)

Compliance with Applicable Laws.  Except as disclosed in the BBLU SEC Documents, BBLU and Buyer is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a BBLU material adverse effect. Except as set forth in the BBLU SEC Documents, BBLU or Buyer have not received any written communication during the past two years from a Governmental Entity that alleges that BBLU or Buyer is not in compliance in any material respect with any applicable Law.

(m)

Listing and Maintenance Requirements.  BBLU’s Shares are listed for trading on the OTC QB maintained by the Financial Industry Regulatory Authority, Inc. (“FINRA”).  BBLU has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Buyer’s Shares on the OTC QB or any National Securities Exchange.

(n)

Reorganization.

Buyer is a newly formed Oregon limited liability company that was organized solely to engage in the Merger.  Buyer does not have any assets or any liabilities and has not engaged in any business or activity.

Buyer is, and immediately prior to the Merger will be, a wholly-owned subsidiary of BBLU.

Buyer has no plan, intention or commitment to issue or sell (a) any of its capital stock, (b) any security of Buyer treated as equity for federal income tax purposes, (c) any security that is convertible or exchangeable into any of the foregoing, or (d) any right to subscribe for or acquire any of the foregoing, and no such securities or rights outstanding other than the common stock of Buyer that is owned by BBLU.

Neither BBLU nor Buyer has any plan or intention to cause the Surviving Company to issue additional shares of its stock or any other security of Surviving Company that would result in BBLU losing control of the Surviving Company within the meaning of Section 368(c) of the Code prior to or immediately after the Merger.

Prior to the Merger, the Company has acquired no BBLU Shares (and no related person to BBLU within the meaning of Treasury Regulations Section 1.368-1(e)(3) has acquired any stock of the Company), either directly or through any transaction, agreement or arrangement with another person.  The Company has no plan or intention to acquire or redeem (and no related person to the Company within the meaning of Treasury Regulations Section 1.368-1(e)(3) has any plan or intention to acquire) any of the BBLU stock issued in the Merger, other than pursuant to the terms of this Agreement, either directly or through any transaction agreement or arrangement with another person.

BBLU has no plan or intention to (a) liquidate the Surviving Company (including any transaction that would be treated as a liquidation for federal income tax purposes), (b) merge the Surviving Company with or into another corporation (including any entity treated as a corporation for federal income tax purposes), (c) sell or otherwise dispose of the stock of the Surviving Company, except for transfers of stock to corporations controlled by BBLU in accordance with Section 368(a)(2)(C) of the Code, or (d) cause the Surviving Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Buyer, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Company in accordance with Section 368(a)(2)(C) of the Code.

Buyer has no liabilities assumed by the Surviving Company in the Merger, and will not transfer any assets to the Surviving Company in the Merger subject to any liabilities.

Following the Merger, BBLU will cause the Surviving Company to continue its historic business or use a significant portion of its historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

BBLU and Buyer will each pay their respective expenses, if any, incurred in connection with the transaction contemplated by this Agreement.

BBLU is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

Section 6.

Survival of Representations and Warranties; Indemnification.

(a)

Survival of Representations and Warranties.  All representations and warranties made by the Key Members, the Company, the Buyer and BBLU in this Agreement, including without limitation all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until the first anniversary of the Closing Date (the “Survival Date”); provided, however, that all representations and warranties made by the Key Members in Sections 4(j), 4(k), and 4(cc) hereof shall survive the Closing until and through one (1) month after the expiration of the applicable statute of limitations (the “Extended Survival Date”); provided, however , that representations which are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall also survive until the final resolution of those claims.  Covenants and other executory obligations contained in this Agreement shall survive the Closing.  No party shall have the right to indemnification, payment of damages and other remedies based on the inaccuracy or a breach of representations, warranties, covenants and obligations in this Agreement if the party seeking such indemnification or payment or other remedies had knowledge acquired at any time before the Closing Date, with respect to the inaccuracy of or breach of any such representation, warranty, covenant or obligation.

(b)

Indemnity by Members.  The Key Members hereby agree, severally and not jointly, to indemnify, defend and hold harmless the Buyer and BBLU and their respective Affiliates, shareholders, partners, members, directors, officers, employees and other agents and representatives from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) (“Claims”) arising out of or relating to Claims made prior to the Survival Date or the Extended Survival Date, if applicable, in the event that it is determined that such Claims arise out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 4 made by the Key Members, (ii) the non-performance by the Key Members in any material respect of any covenant, agreement or obligation to be performed by the Key Members under this Agreement; (iii) the assessment of any material federal, state local or other tax liabilities due and payable by the Company for all periods through December 31, 2012.

(c)

Indemnification by Buyer and BBLU.  The Buyer and BBLU hereby agree to indemnify, defend and hold harmless the Members from and against all Claims arising out of or from or based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 5 by the Buyer and BBLU; (ii) the non-performance by the Buyer and BBLU in any material respect of any covenant, agreement or obligation to be performed by the Buyer and BBLU under this Agreement; and (iii) any liabilities arising out of the operation of the business of the Company by Buyer after the Closing Date.

(d)

Defense of Claims.  Whenever any Claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) in writing within 30 days after the Indemnitee has actual knowledge that it is entitled to indemnification of such Claim constituting the basis for such Claim (the “Notice of Claim”).  The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such claim at Indemnitor's expense and through counsel of Indemnitor's own choosing if Indemnitor gives written notice of Indemnitor's intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such claim.

The Indemnitee shall not settle any claim that would give rise to liability on the part of the Indemnitor under the indemnity contained in this Section without the written consent of the Indemnitor, which consent shall not unreasonably be withheld. If a firm offer is made to settle a claim or litigation defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof. Provided, however, that in the event the Indemnitor refuses to accept such offer to settle a claim as described above and the Indemnitee continues to contest or defend such claim, the indemnification provided for herein shall be deemed to include the value of management’s time spent in connection with the defense of such claim.  If a firm offer is made to settle a claim or litigation and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such claim or litigation and. in such event, the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

Notwithstanding any provision of this Agreement to the contrary, (i) the Buyer’s maximum liability for indemnification shall not exceed the total of the Merger Consideration and the maximum Earn-Out Payment, and (ii) each individual Member's maximum liability for indemnification shall not exceed an amount equal to the number of shares issued to such

Member at the Closing multiplied by the value per each issued share obtained by dividing the non-contingent Merger Consideration by the total number of BBLU Shares issued at Closing.

Notwithstanding any provision of this Agreement to the contrary, no claim for indemnification pursuant to this Section 6 by the Indemnitee shall be asserted or claimed except for the amount of such Claim in excess of the aggregate, the sum of $25,000 (the “Members’ Basket”).  Any Loss suffered by Buyer for payment of any insurance deductible in connection with any proceedings shall be excluded from the Members’ Basket.

All claims for indemnification against the Members shall be satisfied by the Members severally and not jointly, at their option, either in cash or in BBLU Shares at their then Market Price.

(e)

Notwithstanding any provisions of this Agreement to the contrary, the remedies available to Buyer under this Section 6 shall be the sole and exclusive remedies of Buyer as between Buyer and Members in relation to this Agreement, but this Section 6 shall not affect any legal or equitable rights, if any, that the Members or any of them may have to seek indemnification or contribution among the Members or any of them.

Section 7.

Covenants of the Key Members and the Company.  The Key Members and the Company hereby covenant and agree:

(a)

Further Assurances.  The Key Members hereby agree that, from time to time at the reasonable request of the Buyer and without further consideration, they shall execute and deliver such additional instruments and take such other action as the Buyer or BBLU may reasonably require to convey, assign, transfer and deliver the Company Membership Interests and otherwise to carry out the terms of this Agreement.

(b)

Public Announcements.  BBLU may issue a press release or other announcement of this Agreement, the Other Documents and the Merger contemplated hereby and thereby in such form as shall be determined by BBLU and Buyer in their sole discretion, provided that Buyer and/or BBLU shall provide the Key Members with the contents of any such press release and a reasonable opportunity to comment thereon prior to its public release, except to the extent that a requirement of any applicable Law renders it impracticable to consult with the Key Members in advance of such release. None of the Company, the Key Members or their respective Affiliates, officers, managers, officers, employees or agents shall issue or cause the issuance or the publication of any press release or any other public statement or announcement with respect to this Agreement, the Other Documents or the Merger contemplated hereby or thereby, without the prior review and written consent of Buyer and or BBLU in each specific instance.

(c)

Affiliate Transactions.  Except as permitted under this Agreement, and specifically excluding any payments to PSI, on or prior to the Closing Date, all Indebtedness and other amounts owing under Contracts (other than documents related to the Merger and employment, restrictive covenant, confidentiality and similar agreements with employees of the Company) between the Company, any Affiliate of the Company, or any officer, director, manager, or spouses, parents, children or siblings of any director, or officer or member of the Company or Affiliate of any of the foregoing (other than the Company), on the one hand, and the Company, on the other hand, will be paid in full, and the Company will terminate and will cause any such Affiliate of the Company, or officer, director, manager, or spouses, parents, children or siblings of any director, officer or member of the Company or Affiliate of any of the foregoing to terminate, each such Contract with the Company or any Subsidiary thereof, including, but not limited to, any management services agreements, between any such Person and the Company, without any obligation thereunder surviving such termination.  Prior to the Closing, except as expressly contemplated by this Agreement or any other document related to the Merger, or as disclosed on Schedule 7(c), the Company will not enter into any Contract or amend or modify in any material respect any existing Contract, or engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis, with the Company or any such Affiliate of the Company, or officer, director, manager, or spouses, parents, children or siblings of any director, officer or member of the Company or Affiliate of any of the foregoing.

(d)

Notice and Cure.  If the Company obtains knowledge of any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any condition set forth in this Section 7 to be incapable of ever being satisfied, it will notify Buyer promptly in writing of, and contemporaneously will provide Buyer with true and complete copies of any and all information or documents relating to such event, transaction or circumstance.  No notice given pursuant to this Section 7(d) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or in any way limit the remedies available to the Purchaser hereunder.

Section 8.

Covenants of the Buyer and BBLU.  The Buyer and BBLU hereby covenant and warrant as follows:

(a)

Closing Documents.  The Buyer and BBLU shall execute and deliver all instruments and documents required as a condition precedent to Closing and take all actions required to carry out the terms of this Agreement and to consummate the Merger contemplated hereby.

(b)

Noninterference.  The Buyer and BBLU shall, not take or omit to take any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 5 of this Agreement, or (ii) would interfere with the Buyer’s or BBLU’s ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

(c)

Fulfillment of Conditions.  Each party shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the obligations to the other parties in this Agreement.

(d)

Key Member Release.  Effective as of the Closing, each Key Member on behalf of itself hereby releases and forever discharges the Company, and their respective officers, directors, shareholders and Affiliates, from any and all actions, causes of action, suits, debts, accounts, claims, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever in law or in equity, currently known, in each case, arising out of events occurring on or prior to the Closing and not related to the transaction contemplated by this Agreement.

Section 9.

Conditions Precedent to the Obligations of the Buyer and BBLU.  The obligations of the Buyer and BBLU under this Agreement are subject to the following conditions:

(a)

There shall not have been any breach of the representations, warranties, covenants and agreements of the Key Members or the Company contained in this Agreement or the Schedules and Exhibits hereto, and all such representations and warranties shall be true at the Closing.

(b)

The Key Members and the Company shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Buyer and BBLU.

(c)

There shall have been no Material Adverse Change in the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, or earnings of the Company since the Balance Sheet Date.

(d)

There shall be no outstanding actions or threats of action by any party that may materially adversely affect the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, or earnings of the Company.

(e)

The Buyer and BBLU shall have received certificates dated the Closing Date and signed by the Key Members and the Company, certifying that the conditions specified in subsections (a), (b), (c) and (d) above have been fulfilled except to the extent that any non-fulfillment was disclosed in writing to the Buyer prior to the Closing Date.

(f)

The Company and the Key Members shall have obtained and delivered to the Buyer and BBLU any required consents or approvals of any third parties whose consent is required to the Merger contemplated hereunder.

(g)

The Buyer and BBLU shall have received originals or certified copies, reasonably satisfactory in form and substance to the Buyer and BBLU, of all such corporate documents of the Company as the Buyer or BBLU shall reasonably require, including without limitation the following:

the Certificate of Formation of the Company and all amendments thereto and restatements thereof certified as of a recent date by the Secretary of State of Oregon;

the Operating Agreement of the Company and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of the Company;

certificate of existence of the Secretary of State of Oregon, certifying as of a recent date that the Company is duly organized and validly existing under the laws of that State;

copies of the minutes and resolutions of the Board of Directors, Managers and Members of the Company showing the authorization and approval of the execution and delivery by the Company to the Buyer of this Agreement and of the agreements and instruments provided for herein and of the performance of the obligations of the Company under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the Company; and a certificate of incumbency identifying the managers, officers and directors of the Company immediately before Closing.

(h)

Buyer shall have received evidence that all authorized signatories on accounts, safe deposit boxes, lockboxes and other depositories of funds of the Company are the only Persons designated by Buyer.

(i)

The Company shall have executed and delivered to the Buyer and BBLU an assignment or consent to all of the leases described in Schedule 4(o) of this Agreement.

(j)

The Buyer and BBLU shall have received from each of the Key Employees the Non-Competition Agreement in the form of Exhibit 3(b)(ii) attached hereto.

(k)

The Buyer and BBLU shall have entered into an employment agreement with Tim Hysell and Dan Sisson in the form of Exhibit 3(b)(i) and made arrangements that they deem satisfactory with such “key personnel” of the Company as Buyer and BBLU as required in this Agreement.

(l)

The Company shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, of the termination and release of all recorded outstanding Liens and financing statements on the assets and properties of the Company, other than those associated with any agreement, listed in the disclosure schedules or listed in this agreement.

(m)

Each of the Members and Key Employees shall have delivered to the Buyer a lock-up agreement substantially in the form attached hereto as Exhibit 3(a).

(n)

Members shall have obtained and delivered to Buyer any and all required waivers of default and/or consent to assumption of debt the Company’s lenders and/or buyer shall have entered into replacement borrowing facilities on terms reasonably acceptable to Buyer.

(o)

All Key Employees and providers of contract services as of June 30, 2013 shall have continued under their existing contracts, if any, through the Closing Date.

(p)

To the extent the Membership Interests are certificated, Members shall have delivered to the Buyer the Certificates evidencing the Company Membership Interests.

Section 10.

Conditions Precedent to the Members’ and the Company’s Obligations.  The obligations of the Members and the Company under this Agreement are subject to the following conditions:

(a)

There shall not have been any breach of the representations, warranties, covenants and agreements of the Buyer or BBLU contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing.

(b)

The Buyer and BBLU shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Members.

(c)

The Members shall have received a certificate dated the Closing Date signed by each of the Buyer and BBLU, certifying that the conditions specified in Paragraphs 10(a) and 10(b) above have been fulfilled.

(d)

The Members shall have received originals or certified copies, reasonably satisfactory in form and substance to the Members, of the following corporate documents of the Buyer and BBLU:

a certificate of existence certifying as of a recent date that each of the Buyer and BBLU is an entity validly existing or in good standing under the laws of Oregon and Nevada, respectively;

copies of the minutes and resolutions of the Board of Directors of each of the Buyer and BBLU showing the authorization and approval by such Board of the execution and delivery by the Buyer and BBLU of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of the Buyer and BBLU under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the Buyer and BBLU; and

a certificate of incumbency identifying the officers and directors of the Buyer and BBLU immediately before Closing.

(e)

BBLU shall have delivered to the Members certificates of BBLU Shares evidencing the Merger Consideration as set forth in Section 2(b) above.

(f)

The Buyer and BBLU shall have entered into an employment agreement with Tim Hysell and Dan Sisson in the form of Exhibit 3(b)(i).

(g)

The Buyer and employees without employment agreements shall have entered into non-competition agreements in the form of Exhibit 3(b)(ii).

(h)

BBLU and each Member and key employee shall have entered into a lock-up agreement in the form attached hereto as Exhibit 3(a).

Section 11.

Conditions Precedent to Obligations of the Members, the Company, the Buyer and BBLU.  The obligations of the Members, the Company, the Buyer and BBLU to complete this Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)

Due Diligence.  The Members, the Buyer and BBLU shall have been afforded the opportunity to complete their due diligence and conduct a review of the business, the Fixed Assets, and prospects of the other, and shall be reasonably satisfied as to such business and prospects.

(b)

No Injunctions.  No action or proceeding shall have been instituted or threatened by any public authority or private person prior to the Closing before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Merger or to recover any damages or obtain other relief as a result of this Merger.

(c)

Consents.  Any consent to the Merger considered by the Members, the Buyer or BBLU to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of the Members, the Buyer or BBLU, a material adverse effect on the financial condition of the other party shall have been obtained.

(d)

Corporate Proceedings.  All corporate and other proceedings in connection with the Merger contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Members, the Buyer, BBLU and their counsel, and the Members, the Buyer, BBLU and their counsel shall have received all certificates, documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

Section 12.

Deliveries.

(a)

Deliveries of the Key Members.  At the Closing, Key Members shall deliver:

this Agreement executed by the Key Members.

a copy of the Confidential Investment Questionnaire & Agreement signed by each of the Members with respect to the BBLU Shares;

certificates (to the extent the certificates exist) with accompanying executed equity powers representing all of the Company Membership Interests owned by the Members; and

The minute books, and financial books and records of the Company.

(b)

Deliveries of the Buyer.  At the Closing the Buyer shall deliver:

to the Company, a certificate in the form of Exhibit 12(b), from the Buyer, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Buyer’s Certificate of Incorporation, By-laws and resolutions of the Board of Directors of the Buyer, approving the Merger are all true, complete and correct and remain in full force and effect;

to the Company, evidence of BBLU’s election of the Board of Directors of Buyer in accordance with the terms of Section 1(e)(iv) above;

to the Members, certificates representing the new BBLU Shares issued to such Members as set forth in Schedule A; and

(c)

to each of the Members an original copy of the countersigned Lock-Up Agreement in the form set forth as Exhibit 2(a);

(d)

Deliveries of the Company.  At the Closing, the Company shall deliver to the Buyer:

(i)

(A)

this Agreement executed by Company;

(B)

Executed Investor Questionnaires and Agreements from each Member; and

(C)

a certificate from the Company, signed by its secretary, or similar authorized officer or managers, certifying that the attached copies of the Company’s constituent instruments and resolutions of the of the Company approving the Agreement and the Merger are all true, complete and correct and remain in full force and effect; and

(ii)

The Company will continue to deliver financial information as requested and necessary for the Buyer’s auditor to prepare audited and unaudited financial statements as required for filing as a public company, which shall be filed in accordance with GAAP.

Section 13.

 [INTENTIONALLY LEFT BLANK]

Section 14.

Subsequent Events.

(a)

Access to Books and Records of the Company and Surviving Company.  After the Closing, BBLU hereby agrees to provide, and to cause the Surviving Company to provide the Members and their accountants and representatives with full and free access to the books and records of the Company and Surviving Company and to cooperate fully with all such accountants and representatives of the Members (i) so that a closing Balance sheet may be prepared on a timely basis, (ii) so that the Members and/or the buyer and BBLU and their accountants and representatives may prepare a statement of profit and loss and balance sheet of the Company as of and at the Balance Sheet Date.

(b)

Tax Matters.

The Key Members shall (at the Company’s expense) prepare or cause to be prepared and file or cause to be filed on a timely basis all income and franchise Tax Returns with respect to the Company for taxable periods ending on or prior to the Closing Date, and the Surviving Company authorizes the Key Members to do so on its behalf.  Such Tax Returns shall be prepared on a basis consistent with the similar Tax returns for the preceding periods and shall not make, amend, revoke or terminate any election or change any tax accounting methods, practice or procedure without BBLU’s consent.  The Key Members shall give a copy of each such Tax Return to BBLU prior to filing for its review, comment and approval.  The Members shall timely pay the Taxes shown to be due and owing by the Company and/or Members on such Tax Returns.

BBLU shall include the Surviving Company or cause Surviving Company to be included in its consolidated federal income Tax Return for the period that includes the day after the Closing Date.

BBLU shall not file, or cause or permit the Surviving Company or any of its affiliates to file, a Tax Return of the Company or an amendment to any Tax Return of the Company with respect to any period ending on or prior to the Closing Date without the consent of the Members, which consent shall not unreasonably be withheld or delayed.

Section 15.

The Buyer’s Obligations at Closing.

At the Closing, in addition to fulfilling the conditions to closing appearing in this Agreement; the Buyer shall deliver to the Members the Merger Consideration as more specifically described in Section 2 hereof, together with all other documents and agreements required to be delivered by it hereunder.

Section 16.

The Members’ Obligations at Closing.  At the Closing, in addition to fulfilling the conditions to closing appearing herein, the Members shall deliver to the Buyer:

Certificate(s), if any, representing the Company Membership Interests free of all liens, claims and encumbrances properly transmitted, and with any and all transfer, stamp or similar taxes upon the transfer of the Membership Interests to the Buyer paid in full by the Members.

Section 17.

Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

Section 18.

Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.  All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof.  There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other.  There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein. This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.

Section 19.

Governing Law.  This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Oregon, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

Section 20.

Expenses.  The Buyer, BBLU and the Members shall each pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Merger contemplated hereby.

Section 21.

Arbitration; Consent to Jurisdiction.  Notwithstanding any other provision in this Agreement to the contrary, controversies between Buyer and Members shall be resolved, to the extent possible, by informal meetings and discussions in good faith between the parties.  Any dispute with respect to this Agreement which absent, fraud or a misrepresentation of a material fact, cannot be made acceptable to the parties by an adjustment of the terms of this Agreement shall be resolved by mediation within 60 days of the mediation request and, if mediation is not successful, then by arbitration as provided herein.

The parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the “AAA”) or such other mediation service as is mutually agreeable to the parties to the dispute under either the AAA’s Commercial Mediation Rules or such other commercial mediation rules as is mutually agreeable to the parties to the dispute.  The mediation shall take place in Clark County, Nevada with representatives of the parties present with full authority to negotiate a settlement.  The parties must participate in the Mediation process with a neutral mediator for at least ten hours over at least two days prior to commencement of any arbitration.  If a party to the dispute refuses to participate in the mediation, the party demanding mediation may either compel mediation by seeking an appropriate order from a court of competent jurisdiction or proceed immediately to arbitration.  Thereafter, any unresolved dispute shall be settled by arbitration administered by the AAA or such other arbitration service as is mutually agreeable to the parties to the dispute in accordance with the AAA’s Commercial Arbitration Rules or such other commercial arbitration rules as is mutually agreeable to the parties to the dispute.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the resolution of the disputed matter as determined by the arbitrator(s) shall be binding on the parties.  Any such mediation or arbitration shall be conducted in Las Vegas, Nevada. The arbitrators shall not be empowered to award punitive or exemplary damages to either party.

Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal, or pending the arbitral tribunal’s determination of the merits of the controversy.

The arbitrator(s) may award costs and fees to the prevailing party if, in his/her (their) discretion, the non-prevailing party did not prosecute the arbitration or settlement of the dispute in good faith.  “Costs and fees” for this purpose shall mean reasonable pre-award expenses of the arbitration, including fees for the arbitrator(s), administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees.  Except as otherwise awarded by the arbitrator(s), all costs and fees shall be borne by the party incurring such costs and fees.

The award shall be in writing and shall be signed by the arbitrator(s) and shall include a statement regarding the disposition of any statutory claim.

Section 22.

Severability.  If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

Section 23.

Notices.

(a)

All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to the Surviving Company to:

Millennium Power Solutions, LLC

4590 SW Joshua St.

Tualatin, Oregon 97062

Attn: Tim Hysell

Telecopier No. 503.399.7782

if to the Members to:

Tim Hysell

Dan Sisson

Millennium Power Solutions, LLC

4590 SW Joshua St.

Tualatin, Oregon 97062

Telecopier No. 503.399.7782

if to the Buyer to:

Blue Earth, Inc.

2298 Horizon Ridge Parkway, Suite 205

Henderson, Nevada 89052

Attention: Johnny R. Thomas, CEO

Telecopier No. (702) 263-1823

with a copy to:

Davidoff Hutcher and Citron LLP

605 Third Avenue

New York, New York 10158

Attention: Elliot H. Lutzker, Esq.

Telecopier No.: (212) 286-1884

(b)

Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 24.

Non-Waivers.  Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto; nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

Section 25.

Assignment.  This Agreement may not be assigned by any party without the prior consent of the other parties.

Section 26.

Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)

The term “Affiliate” has the meaning prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended.

(b)

“Applicable Contract” means any Contract (i) under which the Company has any rights, (ii) under which the Company has or is subject to any obligation or liability or (iii) by which the Company or any of the Assets are bound, including each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(c)

“Assets” means all of the assets, property, goodwill and business of every kind, nature and description, real, personal or mixed, tangible or intangible, wherever situated, whether or not reflected on the Balance Sheet, owned or leased by the restrictive companies, including, without limitation, all of the intellectual property Assets and all rights under Applicable Contracts constituting or held or used or useful in connection with, or related to, the Business.

(d)

 “Business” shall mean the business conducted by the Company as of the date hereof.

(e)

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(f)

“Contract” means any agreement, contract, lease, license, sublicense, or other undertaking (whether written or oral and whether express or implied) that is legally binding.

(g)

“EBITDA” means, as of a particular date of determination, the Company’s earnings before interest, Taxes, depreciation, and amortization, in each case, as prepared in a manner consistent with Corporation’s past accounting practices.

(h)

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal, whether arising by law, by agreement or otherwise.

(i)

“GAAP” means generally accepted accounting principles as from time to time in effect.

(j)

“Governmental Authorization” means any approval, consent, license, permit, order, consent order, consent decree, waiver or other authorization issued, granted, given or otherwise made available or applied for by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

(k)

“Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (iv) multi-national organization or body or (v) federal, state, local, municipal, foreign or other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(l)

“Investment Advisors” means the investment advisors engaged by the Company.

(m)

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, consent order, judgment, injunction, constitution, law, ordinance, regulation, policy, statute or treaty.

(n)

“Market Price” means the average of the last ten (10) day closing prices of BBLU Shares as quoted on the OTC QB or such national securities exchange which the BBLU Shares may be quoted.

(o)

“Material Adverse Change” means any occurrence, circumstance or condition (excluding general economic trends or conditions and trends or conditions affecting the industry in which the Company operates) which individually or in the aggregate, together with all other occurrences, circumstances and conditions, has resulted in, or is reasonably likely to result in, a material adverse change in the results of operations financial condition or prospects of the Company.

(p)

“Material Contracts” means the Contracts identified or required to be identified on Schedule 4(o) of this Agreement.

(q)

“Order” means any award, decision, decree, injunction, judgment, order, consent order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body.

(r)

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person consistent with the past practices of such Person.

(s)

“Organizational Documents” means each of the following as currently in effect, as applicable:  (i) the charter, memorandum, articles or certificate of incorporation and the by-laws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership or formation of a limited partnership, (iv) the certificate of formation or articles of organization and operating agreement of a limited liability company, (v) any similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

(t)

“Permitted Encumbrances” means (i) matters disclosed in the Financial Statements; (ii) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the Ordinary Course of Business if the underlying obligations are not more than 30 days past due or are being contested in good faith; and (iv) liens or title-retention arrangements arising under original Merger Consideration conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

(u)

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

(v)

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

(w)

“Tax” means all forms of taxation wherever created or imposed, whether any federal, state, local or foreign income tax; gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum or estimated tax; or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(x)

“Tax Return” means any return (including any information or amended return), report, statement, schedule, notice, form or other document or information filed with, delivered or submitted to, or required to be filed with, delivered or submitted to, any Governmental Body or Person in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(y)

“Unknown Liabilities” means each and every liability or obligation of the Company (whether accrued or contingent) arising out of any event, occurrence or condition prior to the Closing, but only to the extent such liability or obligation (A) is attributable to the period prior to the Closing Date and (B) is not disclosed in the representations and warranties of the Members, or the Schedules attached hereto.

Section 27.

Further Assurances.

Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other party hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the Merger contemplated by this Agreement. Without limiting the generality of the foregoing, the Members and Buyer shall cooperate with and provide assistance to the other in connection with the preparation and filing of all federal, state, local and foreign income tax returns which relate to the Company and relate to pre-Closing periods but which are not required to be filed until after the Closing, and shall also cooperate with and provide assistance to the other or the Company with respect to any audit of any tax returns filed prior to the Closing; provided, however, that the Buyer and the Company hereby covenant and agree that the Company will not file any amended income tax return for any period prior to December 31, 2012 without first notifying the Members.

Section 28.

Headings.

The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 29.

Counterparts.

This Agreement may be executed and delivered in multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

KEY MEMBERS

/s/  Tim Hysell

Tim Hysell

/s/  Dan Sisson

Dan Sisson

Millennium Power Solutions LLC

By:  /s/ Tim Hysell

Name: Tim Hysell

Title:  CEO

MPS ACQUISITION, CORP., Buyer

By:  /s/ Johnny R. Thomas

Name:  Johnny R. Thomas

Title: CEO

BLUE EARTH, INC.

By:  /s/ Johnny R. Thomas

Name: Johnny R. Thomas

Title: CEO